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                      February 22, 2022

       Cyrus Madon
       Chief Executive Officer
       Brookfield Business Partners L.P.
       73 Front Street
       Hamilton, HM 12
       Bermuda

                                                        Re: Brookfield Business
Partners L.P.
                                                            Form 20-F for the
year ended December 31, 2020
                                                            Filed March 17,
2021
                                                            File No. 001-37775

       Dear Mr. Madon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction